Exhibit 10.31
SECOND AMENDMENT TO
THE SYSCO CORPORATION
2004 LONG-TERM INCENTIVE CASH PLAN
     THIS SECOND AMENDMENT TO THE SYSCO CORPORATION 2004 LONG-TERM INCENTIVE CASH PLAN (this “Amendment”).
     WHEREAS, Sysco Corporation (the “Company”) adopted that certain Sysco Corporation 2004 Long-Term Incentive Cash Plan (the “Plan”) effective as of September 3, 2004;
     WHEREAS, pursuant to Section 9.2 of the Plan (the “Plan”) the Compensation Committee of the Board of Directors, formerly referred to as the Compensation and Stock Option Committee (the “Committee”) has the authority, at any time, to amend the Plan, except that any such amendment shall not adversely affect any outstanding Awards;
     WHEREAS, the Committee has determined that to more clearly reflect the purpose of the Plan it is advisable for Sysco Corporation (the “Company”) to amend the Plan to change the name of the Plan from the Long-Term Incentive Cash Plan to the Mid-Term Incentive Plan;
     NOW, THEREFORE, effective as of May 10, 2007, the Plan is hereby amended to provide as set forth below:
     (Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Plan.)
     1. The name of the Plan shall now be the 2004 Mid-Term Incentive Plan and all references to “Long-Term Incentive Cash Plan” in the Plan document shall be deleted and replaced with the following language: “Mid-Term Incentive Plan.”
     2. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.
     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed this 11th day of May, 2007, effective as set forth herein.

SYSCO CORPORATION

By:	/s/ Michael C. Nichols

Name:	Michael C. Nichols

Title:	Sr. Vice President, General Counsel and Secretary